Exhibit 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 10, 2008 (the “Effective Date”) is between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and Thomas A. Nardi (the “Executive”).
RECITALS
     A. The Company desires to obtain the benefits of the Executive’s knowledge, skills, and experience by employing the Executive as its Executive Vice President and Chief Financial Officer upon the terms and subject to the conditions of this Agreement.
     B. The Executive desires to be employed by the Company in such position upon the terms and subject to the conditions of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period stated in Paragraph 2 hereof.
2. Employment Term. The term of the Executive’s employment by the Company under this Agreement will begin on November 10, 2008, and will continue, subject to earlier termination as provided in Paragraph 7 hereof, for a rolling one-year period, such that the remainder of the term shall always be one full year, subject to either party being able to reduce or limit the term, by written notice provided as set forth in Paragraph 12(b) hereof (the “Employment Term”).
3. Position and Responsibilities. During the Employment Term, the Executive agrees to serve the Company, and the Company shall employ the Executive as its Executive Vice President and Chief Financial Officer. During the Employment Term, the Executive shall possess such broad powers and perform such duties and functions as are normally incident to the positions of Executive Vice President and Chief Financial Officer with an entity of an equivalent size and nature as the Company.
4. Performance of Duties; Commitment of Time. During the Employment Term, the Executive shall discharge the following obligations:
     (a) Except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall, subject to Paragraph 4(c) hereof, devote his best efforts and full business time,

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attention and skills to the business and affairs of the Company and its subsidiaries, affiliates and divisions, as such business and affairs now exist and as they may be hereafter changed or added to.
     (b) The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) and he shall perform all of his duties in accordance with such reasonable directions, requests, rules and regulations as are specified by the CEO in connection with his employment.
     (c) Nothing herein shall preclude the Executive from devoting such reasonable time as required to serve, or to continue to serve, on the boards of directors of, or to hold any other offices or positions in or with respect to, other companies, organizations or entities, provided that (i) the Executive gives prior notice to the Company of such other activities, (ii) such other activities do not violate Paragraph 6 hereof, and (iii) such other activities have no material effect on the time the Executive is required to spend in connection with the services required of his hereunder.
5. Compensation and Benefits.
     (a) Base Salary. During the Employment Term, the Executive will receive an annual salary, payable in monthly or more frequent installments, of $450,000 subject to authorized withholding and other required deductions. The annual salary will be reviewed annually and, if appropriate, increased by the Company in its sole discretion. Such annual salary, as so increased, is hereinafter referred to as the “Base Salary.” In no event shall the Executive’s Base Salary be reduced below 85 percent of $450,000.
     (b) Initial Equity Grant. Effective the the date of the commencement of the Employment Term, the Company shall make a one-time grant to the Executive of restricted shares of Company common stock with an aggregate value of $500,000 calculated based on the closing price of Company common stock shares as of the date of the commencement of the Employment Term, (the “Initial Employment Incentive Equity Grant”), pursuant and subject to the terms and conditions of this Agreement, the Navigant Consulting, Inc. 2005 Long Term Incentive Plan, as in effect or amended from time to time (“LTIP”), and the Restricted Stock Award Agreement embodying such grant (“Restricted Stock Award Agreement”) which the Executive must execute and return to the Company as a pre-condition to such grant. The Restricted Stock Award Agreement shall provide that 25% of the total number of shares granted in the Initial Employment Incentive Equity Grant will vest on each of the first four annual anniversaries of the Effective Date, subject to the terms and conditions of this Agreement, the Restricted Stock Award Agreement and the LTIP. During the Employment Term, the Executive shall achieve and maintain a minimum level of Company stock ownership at the level(s) and time(s) and otherwise in the manner set forth in the Company’s Stock Ownership Guidelines (as in effect or amended from time to time) or other similar Company guideline or policy.
     (c) Annual Cash Incentive Bonus. During the Employment Term, the Executive will be eligible to receive an annual cash incentive bonus based upon the Executive’s and/or the Company’s achievement of annual performance goals or objectives. The bonus goals and objectives shall be determined by the Company. The Executive shall have a target bonus equal to 60% to 70% of the Base Salary. The Company shall have the sole discretion to determine

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whether the bonus goals and objectives have been met. Payment is made on or before March 15th of each calendar year immediately following the year in which such compensation is earned.
     (d) Long Term Incentive Compensation During the Employment Term, the Executive will be eligible to receive long term incentive compensation based upon the Executive’s and/or the Company’s achievement of annual performance goals or objectives. The bonus goals and objectives shall be determined by the Company. The Company shall have the sole discretion to determine whether the bonus goals and objectives have been met. Long term incentive compensation is generally paid in March of each calendar year immediately following the year in which such compensation is earned.
     (e) Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management, upon his satisfaction of the eligibility or participation criteria therefore. The Company reserves the right to modify employee benefits and perquisites at its discretion .
     (f) Reimbursement of Business Expenses. The Company shall pay or reimburse the Executive, in accordance with its normal policies and practices, for all reasonable business expenses incurred by the Executive in connection with the performance of his obligations hereunder. The Executive shall produce accounts and vouchers or other reasonable evidence of expenses incurred or payments made by the Executive, all in accordance with the Company’s regular procedures in effect from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes.
     (g) Withholding Taxes. There shall be deducted and withheld from the Base Salary and all other compensation payable to the Executive during or for the Employment Term any and all amounts required to be deducted or withheld under the provisions of any statute, regulation, ordinance or order.
6. Obligations of the Executive During and After Employment.
     (a) The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Company, he will acquire “Confidential Information,” as defined in subparagraph (vii) below, as well as special knowledge of the Company’s business and its relationships with its clients and employees, and that, but for his association with the Company, the Executive will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (1) that the Company has long term relationships with its clients and employees, and that those relationships were developed at great expense and difficulty to the Company over several years of close and continuing involvement; (2) that the Company’s relationships with its clients and employees are and will continue to be valuable, special and unique assets of the Company and (3) that the Company has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: Company-specific information concerning revenues, costs, margins, marketing strategies, employees, compensation systems, employee benefits, corporate development plans and opportunities, financial, accounting and

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corporate governance systems, and concepts, ideas, and other matters not generally known to the public. The Company acknowledges and agrees that such protectable interests do not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of his employment or otherwise. In return for the consideration described in this Agreement, the Executive hereby represents, warrants and covenants as follows:
          (i) The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Company;
          (ii) The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative if he so chooses;
          (iii) The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound;
          (iv) The Executive agrees that, during the time of his employment with the Company and for a period of one year after termination of the Executive’s employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of the Company, anywhere in North America or in any other place or venue where the Company or any affiliate, subsidiary or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:
               (a) directly or indirectly, contact, solicit or direct any person, firm, corporation, association, or other entity to contact or solicit, any of the Company’s clients or prospective clients (as they are hereinafter defined) for the purpose of selling or distributing or attempting to sell or distribute, any products and/or services in competition with the Company to its clients during the term hereof. In addition, the Executive will not disclose the identity of any such clients or prospective clients, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except to the extent (1) required by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (2) such disclosure is necessary to perform properly the Executive’s duties under this Agreement;
               (b) directly or indirectly, solicit on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company’s employees to terminate employment with the Company; and

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               (c) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s competitors (as hereinafter defined);
          (v) The scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 6 to such employer and the Executive hereby consents to and the Company is hereby given permission to disclose the existence of this Paragraph 6 to such employer;
          (vi) For purposes of this Paragraph 6, “client” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Company or is or was doing business with the Company within the 12-month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 6, “prospective client” shall be defined as any person, firm, corporation, association, or entity contacted or solicited in writing by the Company or who contacted the Company within the 12-month period immediately preceding the termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a client of the Company. For purposes of this Paragraph 6, the Company’s competitors shall include any business that provides consulting services in actual and substantial competition with the Company, including but not limited to FTI Consulting, Inc. Charles River Associates, Inc., Huron Consulting, LECG, Aon Consulting and Marsh & McLennan Companies;
          (vii) Both during his employment and thereafter he will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Company any “Confidential Information” of the Company acquired by the Executive during his relationship with the Company, except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical, or in other media, available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be disclosed in order to perform properly the Executive’s duties under this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for his own private use or commercial purposes. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, client lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, and

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whether pertaining to current or future developments, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of his employment or otherwise;
          (viii) During the Employment Term, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duties under this Agreement shall require, and in such cases, will promptly return such items to the Company. Upon termination of his employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately;
          (ix) All ideas, inventions, designs, processes, discoveries, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Executive’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company. The Executive further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company and without cost to the Executive, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this subparagraph (ix) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company;
          (x) All client lists, supplier lists, and client and supplier information are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive. The Executive also agrees to furnish to the Company on demand at any time during his employment, and upon the termination of his employment, any records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Company’s business, including originals and copies thereof;

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          (xi) The Executive may become aware of “material” nonpublic information relating to clients whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Company policy from trading in the shares of such clients while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this subparagraph (xi), “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded clients. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
     (b) Remedy for Breach. The Executive agrees that in the event of a material breach or threatened material breach of any of the covenants contained in this Paragraph 6, the Company will have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
     (c) Blue-Penciling. The Executive acknowledges and agrees that the noncompetition and nonsolicitation provisions contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. Nevertheless, if any court or arbitrator determines that any of said noncompetition and other restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or geographic scope of such provision or otherwise, such court or arbitrator will have the power to reduce the duration, geographic scope or other scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable to the maximum extent permitted by applicable law.
7. Termination of Employment.
     (a) Termination as a Result of Death or Disability. The Executive’s employment with the Company shall terminate automatically upon the Executive’s death during the Employment Term. If the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of “Disability” set forth below), the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Company (the “Disability Effective Date”), provided that, within the 30 days after receipt of notice, the Executive shall not have returned to substantial performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 120 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician jointly selected by the Company and the Executive or the Executive’s legal representative, or, if the parties cannot

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agree on the selection of such physician then each shall choose a physician and the two physicians shall jointly select a physician to make such binding determination.
     (b) Termination by the Company for Cause. The Company may terminate the Executive’s employment during the Employment Term for Cause at any time upon written notice from the Company specifying such Cause and the expiration of the cure period specified below, and thereafter, the Company’s obligations hereunder (other than the obligation to pay any accrued salary or benefit) shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Company shall have given the Executive written notice specifying the conduct alleged to have constituted such Cause. The Executive shall have 30 days to cure the matters specified in the notice delivered by the Board of Directors (to the extent that such matters are curable). For purposes of this Agreement, “Cause” shall mean the Executive’s willful misconduct, dishonesty or other willful actions (or willful failures to act) which are materially and demonstrably injurious to the Company, or a material breach by the Executive of one or more terms of this Agreement, which shall include the Executive’s habitual neglect of the material duties required of his under this Agreement. For purposes of this Paragraph, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
     (c) Termination by the Executive for Good Reason. The Executive’s employment with the Company may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Executive: (1) any material change by the Company in the Executive’s title, functions, duties, or responsibilities, which changes would cause the Executive’s position with the Company to become of significantly less responsibility, importance or scope as compared to the position and attributes that applied to the Executive as of the Effective Date; (2) any material failure by the Company to comply with any of the provisions of the Agreement; or (3) the requirement made by the Company that the Executive change his manner of performing his responsibilities so as to require him to relocate his residence.
     (d) Termination by the Company Other Than for Cause or Disability or Termination by the Executive Without Good Reason. The Executive’s employment with the Company may be terminated on written notice at any time during the Employment Term by the Company other than for Cause or Disability or by the Executive without Good Reason.
     (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the

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Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
8. Obligations of the Company upon Termination of Employment. Except as otherwise delayed pursuant to Paragraph 11 relating to the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to Specified Employees (as defined herein), the following provisions shall apply:
     (a) Termination by the Company Other Than for Cause, Death or Disability or by the Executive for Good Reason. If, during the Employment Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code (a “Separation from Service”) by reason of (i) the Company’s termination of the Executive’s employment other than for Cause, death or Disability or (ii) the Executive’s resignation from employment for Good Reason, then in any such case the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of Separation from Service (or, in the event any amounts due cannot be determined within this period, as soon thereafter as is practicable in accordance with U.S. Treasury Regulation § 1.409A-3(d), relating to administrative delays) an amount equal to 1.0 times the sum of (1) the Executive’s then current Base Salary plus (2) the average of his three most recent annual bonuses. The provisions of this subparagraph 8(a) shall not affect any rights of the Executive under the Company’s benefit plans or programs.
     (b) Termination as a result of the Executive’s Disability or Death. If, during the Employment Term, the Executive incurs a Separation from Service by reason of the Executive’s Disability or death, then the Company shall pay to the Executive or the Executive’s legal representatives in a lump sum within 30days after the date of Separation from Service (or, in the event any amounts due cannot be determined within this period, as soon thereafter as is practicable in accordance with U.S. Treasury Regulation § 1.409A-3(d), relating to administrative delay) an amount equal to 1.0 times the sum of (1) the Executive’s then current Base Salary plus (2) the average of his three most recent annual incentive compensation cash bonuses. The provisions of this subparagraph 8(b) shall not affect any rights of the Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s benefit plans or programs.
     (c) Termination by the Company for Cause or by the Executive other than for Good Reason. If, during the Employment Term, the Executive incurs a Separation from Service by reason of (i) the Company’s termination of the Executive’s employment for Cause, or (ii) the Executive’s resignation, excluding a resignation by him for Good Reason and excluding a resignation by him during the period following a Change of Control provided in subparagraph (d)(II) below, then the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (A) his Base Salary through the date of Separation from Service and (B) any other compensation and benefits due to the Executive in accordance with this Agreement, in each case to the extent theretofore unpaid.
     (d) Termination following Change of Control. If the Executive incurs a Separation from Service by reason of (I) the Company’s termination of the Executive’s employment during the one year period following a Change of Control of the Company or (II) the Executive’s

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resignation, for any reason, during the period beginning six months and ending twelve months following a Change of Control, then the Company shall pay to the Executive or the Executive’s legal representatives in a lump sum in cash on the date of such Separation from Service (or, in the event any amounts due cannot be determined within this period, as soon thereafter as is practicable in accordance with U.S. Treasury Regulation § 1.409A-3(d), relating to administrative delay) an amount equal to two times the sum of (1) the Executive’s Base Salary as of the date of the Change of Control plus (2) the average of his three most recent annual bonuses; provided that, the payment under this subparagraph (d) shall be in lieu of any payment under subparagraphs (a), (b) or (c) above, and if the Executive has already received any such payment, the payment under this subparagraph (d) shall be reduced, but not below zero, by the amount of such other payment. For the purpose of this Agreement, a “Change of Control” shall have been deemed to have occurred if at any time during the Employment Term:
     (i) the Company sells or otherwise disposes in an arms length transaction assets of the Company having a fair market value of at least 60% of the fair market value of the total assets of the Company and its subsidiaries on a consolidated basis, or the Company sells or otherwise disposes of a majority of the equity ownership or voting control of any member of any corporation or other entity holding substantially all of the assets of the Company, in a single transaction or series of related transactions, or
     (ii) acquisition by (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) or (B) two or more Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the shares of Common Stock outstanding immediately after such acquisition (the “Company Common Stock”) or (2) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately after such acquisition (the “Company Voting Securities”); provided, however, that for purposes of this subparagraph (ii) the following acquisitions of securities shall not constitute or be included when determining whether there has been a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
     (iii) consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of the assets of another corporation by the Company (in each case, a “Business Combination”), unless, following any such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Company Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either

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directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Company Voting Securities outstanding, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.
     (e) Other Benefits Upon Termination. Subject to the foregoing, the Executive’s participation in (if any) and rights under (if any) any Company employee benefit plans and programs upon and after any termination of the Executive’s employment by either party for any or no reason (including without limitation under the LTIP and any Restricted Stock Award Agreement(s) executed thereunder) will be governed by the terms and conditions of those plans and programs (as in effect or amended from time to time).
9. Golden Parachute Provision.
     In the event that in the opinion of tax counsel selected by the Executive and compensated by the Company (“Executive’s Tax Counsel”), a payment or benefit received or to be received by the Executive following his Separation from Service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its subsidiaries, affiliates or divisions) (collectively, with the payments provided for in the foregoing provisions of Paragraph 8, the “Post Termination Payments”) would be subject to excise tax (in whole or in part) as a result of Section 280G of the Code, and as a result of such excise tax, the net amount of Post Termination Payments retained by the Executive (taking into account federal and state income taxes and such excise tax) would be less than the net amount of Post Termination Payments retained by the Executive (taking into account federal and state income taxes) if the Post Termination Payments were reduced or eliminated as described in this Paragraph 9, then the Post Termination Payments shall be reduced or eliminated until no portion of the Post Termination Payments is subject to excise tax, or the Post Termination Payments are reduced to zero. For purposes of this limitation (i) no portion of the Post Termination Payments the receipt or enjoyment of which the Executive shall have waived in writing prior to the date of payment following termination of the Post Termination Payments shall be taken into account, (ii) no portion of the Post Termination Payments shall be taken into account which in the opinion of Executive’s Tax Counsel does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, (iii) the Post Termination Payments shall be reduced only to the extent necessary so that the Post Termination Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to excise tax, in the opinion of Executive’s Tax Counsel, and (iv) the value of any non-cash benefit and all

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deferred payments and benefits included in the Post Termination Payments shall be determined by the mutual agreement of the Company and the Executive in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
10. Governing Law; Arbitration; Jurisdiction; Attorneys’ Fees.
     This Agreement is made and entered into and will be governed by and interpreted in accordance with the laws of and before the courts of the State of Illinois. The Company and the Executive agree that any dispute regarding this Agreement that cannot be resolved amicably by the parties, will be submitted to arbitration within 60 days of the date the dispute arose and will be resolved in accordance with Employment Arbitration Rules of the American Arbitration Association then in effect. The arbitrator will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Any arbitration will be held in Chicago, Illinois and the arbitrator will apply Illinois law. Judgment upon any award rendered by the arbitrator will be final and binding and may be entered in any court of competent jurisdiction. The Company will have the absolute right to seek equitable remedies in any state court of competent jurisdiction in the State of Illinois, County of Cook, or in a United States District Court in the State of Illinois pursuant to Paragraph 6(b) hereof. The parties shall be responsible for their own costs and expenses under this Paragraph 10; provided, however, all costs, fees and expenses (including reasonable attorneys’ fees associated with such arbitration and court action to enforce judgment upon any award made by an arbitrator) shall be borne by the Company if the Executive prevails.
11. Section 409A of the Code.
     (a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.
     (b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:
     (i) If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), then no such payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Executive’s death.
     (ii) Payments with respect to reimbursements of all expenses pursuant to this Agreement shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The

Thomas A. Nardi
amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year and the Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.
The Executive hereby agrees that the Company may, without further consent from the Executive, make any and all changes to this Agreement as may be necessary or appropriate to avoid the imposition of penalties on the Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under this Agreement.
12. Miscellaneous.
     (a) Entire Agreement. This Agreement (and any Restricted Stock Award Agreement executed pursuant to the LTIP) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto. Except as otherwise provided for in Paragraphs 6(c), 11 or 12(e) of this Agreement, this Agreement shall not be modified or amended, except by a written agreement signed by the parties hereto.
     (b) Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy with confirmation of receipt, or mail:

(i)	to the Company:

Navigant Consulting, Inc.
Attn: Chief Executive Officer
30 S. Wacker
Chicago, Illinois 60606

(ii)	to the Executive:

Thomas A. Nardi
2570 River Woods
Naperville, IL 60565
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.
     (c) Indemnification. To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company’s certificate of formation and operating agreement, each as amended to date, or any agreement or policy of insurance, or by law, the Company shall indemnify the Executive if the Executive is made a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was

Thomas A. Nardi
an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Executive is or was serving at the Company’s request, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding; provided, however, that there shall be no indemnification in relation to matters as to which the Executive is adjudged to have been guilty of fraud or bad faith or as a result of the Executive’s material breach.
     (d) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company it shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable against the Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (e) Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render such provision valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions will not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
     (f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (g) Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which taken together will constitute a single instrument.
(signature page follows)

Thomas A. Nardi
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Thomas A. Nardi

Thomas A. Nardi

Navigant Consulting, Inc.

By	/s/ William M. Goodyear William M. Goodyear
Its	Chief Executive Officer